UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 26, 2013

PetroLogistics LP

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-35529 (Commission File Number)	45-2532754 (IRS Employer Identification No.)

600 Travis Street, Suite 3250
Houston, TX 77002
(Address of principal executive office) (Zip Code)

(713) 255-5990
(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 26, 2013, the board of directors (the “Board”) of PetroLogistics GP LLC (the “General Partner”), the general partner of PetroLogistics LP (the “Partnership”), elected Hallie A. Vanderhider to serve as a member of the Board.  Ms. Vanderhider was also elected to serve as a member of the Audit Committee of the Board and takes the place of Andrew S. Weinberg, who is and will remain a member of the Board. As a result of Ms. Vanderhider’s appointment, the size of the Board increased to eleven members; the size of the Audit Committee remains at three members.

In connection with her election to the Board, Ms. Vanderhider was granted an award under the Partnership’s long-term incentive plan of a number of phantom units equaling $100,000 divided by the closing price of the Partnership’s common units on the New York Stock Exchange on May 9, 2013 (“Phantom Units”).  The Phantom Units will vest on May 9, 2014.  Ms. Vanderhider will also receive a $50,000 annual retainer for her service on the Board.  In addition, Ms. Vanderhider will be reimbursed for certain expenses associated with her attendance of Board meetings.

There are no understandings or arrangements between Ms. Vanderhider and any other person pursuant to which Ms. Vanderhider was elected to serve as a member of the Board. Ms. Vanderhider has had no direct or indirect interest in any transaction or series of similar transactions contemplated by Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROLOGISTICS LP

	By:	PetroLogistics GP LLC,
Its General Partner

Dated: April 26, 2013	By:	/s/ Richard Rice
	Name:	Richard Rice
	Title:	Senior Vice President, General Counsel and Corporate Secretary